CARDTRONICS PLC
FOURTH AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AWARD AGREEMENT FOR EMPLOYEES
(Time-Based)
The grant of nonqualified stock options (each an “Option” and collectively, “Options”) to [●] (the “Participant”) on [●] (the “Grant Date”) by Cardtronics plc, an English public limited company (the “Company”), is subject to the terms and conditions of the Cardtronics plc Fourth Amended and Restated 2007 Stock Incentive Plan (as assumed and adopted by the Company) (the “Plan”) and this Option Award Agreement (this “Agreement”). By the Participant’s acceptance (electronic or otherwise) of this grant of Options, the Participant agrees to all the terms and conditions of the Plan, this Agreement, and any country-specific terms and conditions set forth in the addendum to this Agreement.

1.
Grant of Options. This Agreement applies to the grant to the Participant of Options to purchase all or any part of an aggregate of [●] Class A ordinary shares, nominal value $0.01 each, of Cardtronics plc (“Ordinary Shares”) following the vesting of such Options in accordance with and subject to this Agreement and the Plan. The exercise price of each Option is $[●] per Ordinary Share (the “Exercise Price”), which is not less than Fair Market Value on the Grant Date, and is subject to adjustment as set forth in the Plan.

2.
Vesting Schedule. The Participant’s Options will vest in accordance with the following schedule provided the Participant is continuously employed by the Employer through the specified vesting date (each a “Vesting Date”) and subject to this Agreement and the Plan:

Vesting Date	Fraction of Options that Vest on Vesting Date
[●]	[●]
[●]	[●]
[●]	[●]

3.
Definitions. To the extent any capitalized terms used in this Agreement are not defined herein, they shall have the meaning ascribed to them in the Plan. In addition to the terms defined elsewhere herein, the following capitalized terms shall have the meanings indicated below:

(a)
“Cause” shall have the meaning ascribed to it in the Participant’s employment agreement with the Company, a Subsidiary or the Company’s holding company; provided, however, that if the Participant does not have such an employment agreement or the Participant’s employment agreement does not define the term “cause”, then “Cause” shall mean the termination of the Participant’s employment with the Company based on a determination by the Committee (or its delegate) that the Participant: (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of the Participant’s duties with respect to the Company or any Affiliate; (ii) has refused without proper legal reason to perform the Participant’s duties and responsibilities to the Company or any Affiliate; (iii) has materially breached any material provision of a written agreement or corporate policy or code of conduct established by the Company or any Affiliate; (iv) has willfully engaged in conduct that is materially injurious to the Company or any Affiliate; (v) has disclosed without specific authorization from the Company confidential information of the Company or any Affiliate that is materially injurious to any such entity; (vi) has committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any Affiliate; or (vii) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

(b)
“Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees; provided that in all cases, “Disability” shall meet the requirements under Section 409A of the Code.

(c)	“Employer” shall mean the Company or Subsidiary that employs the Participant.

(d)
“Qualified Retirement” shall mean the resignation of the Participant who (i) has a minimum of five years of employment with the Company or any Affiliate and (ii) is at least 60 years of age as of the date of retirement.

(e)
“Termination Date” shall mean the effective date of termination or cessation of the Participant’s employment with the Employer if the Participant is a resident of, or employed in, the United States. If the Participant is a resident of, or employed outside of the United States, “Termination Date” shall mean the earliest of (i) the date on which notice of termination or cessation of the Participant's employment with the Employer is provided to or by the Participant; (ii) the last day of the Participant’s active service with the Employer or (iii) the last day on which the Participant is an employee of the Employer, as determined in each case without included any required advance notice period and irrespective of the status of the termination under local labor or employment laws.

4.
Termination of Service. Unless otherwise expressly provided in this Section 4, in the event the Participant’s employment with Employer terminates, the Participant shall cease vesting in the Options as of the Termination Date and any unvested Options shall be forfeited in their entirety.

(a)
Death or Disability. In the event the Participant’s employment terminates as a result of death or Disability (i) within the fiscal year the Options are granted, a number of Options equal to the product of (a) the total number of Options granted pursuant to this Agreement and (b) the quotient obtained by dividing (1) the number of full and partial months the Participant was employed within the fiscal year the Options were granted and (2) twelve (12), shall become fully vested upon such termination or (ii) after the fiscal year the Options are granted, any unvested Options shall become fully vested upon such termination.

(b)
Qualified Retirement. In the event the Participant has a "separation from service" (within the meaning of Treasury Regulation Section 1.409A-1(h)), as a result of a Qualified Retirement (i) within the fiscal year the Options are granted, a number of Options equal to the product of (a) the total number of Options granted pursuant to this Agreement and (b) the quotient obtained by dividing (1) the number of full and partial months the Participant was employed within the fiscal year the Options were granted and (2) twelve (12), shall become fully vested upon such termination or (ii) after the fiscal year the Options are granted, any unvested Options shall become fully vested upon such termination.

5.	Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the vested Options at any time prior to the earliest to occur of:

(a)	the tenth (10th) anniversary of the Grant Date;

(b)	the date that is twelve (12) months following termination of the Participant’s employment due to death or Disability;

(c)	the date that is sixty (60) months following a termination of the Participant’s employment due to a Qualified Retirement;

(d)	the date that is ninety (90) days following termination of the Participant’s employment other than for death, Disability or Cause; or

(e)	the date of termination of the Participant’s employment for Cause.

6.	Exercise of Options

(a)
Notice of Exercise. The Participant or, in the case of the Participant’s death or Disability, the Participant’s representative may exercise all or any part of the vested Options through an on-line or electronic system established and maintained by the Company’s designated Administrator. The Participant or the Participant’s representative will deliver to the Company, at the time of exercise, payment in a form permissible under Section 7 for the full amount of the Purchase Price (as defined below) and applicable withholding taxes as provided below.

(b)
Issuance of Ordinary Shares. After all requirements with respect to the exercise of the Options have been satisfied, the Committee will cause the Ordinary Shares as to which the Options have been exercised to be credited to the Participant’s account in the electronic stock plan account maintained with the brokerage firm engaged by the Company in connection with the operation of the Plan (the “Administrator”). Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing the Ordinary Shares or any mistakes or errors in the issuance of the Ordinary Shares.

7.
Payment for Ordinary Shares. The “Purchase Price” will be the Exercise Price multiplied by the number of Ordinary Shares with respect to which Options are being exercised. All or part of the Purchase Price and any Tax-Related Items (defined below) may be paid as follows:

(a)
Brokered Cashless Exercise. To the extent permitted by applicable law, from the proceeds of a sale through the Administrator on the date of exercise of some or all of the Ordinary Shares to which the exercise relates, subject to any rules established by the Committee. In that case, the Participant will instruct the Administrator to deliver promptly to the Company the amount of sale proceeds to pay the aggregate Purchase Price and/or Tax-Related Items, as applicable. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements or coordinate procedures with one or more brokerage firms.

(b)	Check or Wire Transfer. Via bank certified check or wire transfer.

(c)
Net Exercise. Subject to any rules established by the Committee, by reducing the number of Ordinary Shares otherwise deliverable upon the exercise of the Options by the number of Ordinary Shares having a Fair Market Value equal to the amount of the Purchase Price and/or the Tax-Related Items, as applicable.

8.
Adjustment to Options. In the event of any change with respect to the outstanding Ordinary Share contemplated by Paragraph XIII of the Plan, the Options shall be subject to adjustment in accordance with Paragraph XIII of the Plan.

9.
Corporate Change. In the event of a Corporate Change, (i) if the Participant’s outstanding Options are continued, assumed or substituted for awards with substantially the same terms, by the Company or the surviving company or corporation or its parent, such Options shall be eligible to continue to vest in accordance with the terms of this Agreement; provided that, if, on or following the date of consummation of the Corporate Change, the Participant’s employment is terminated by the Company or the surviving company or corporation or its parent without Cause or as a result of death or Disability of the Participant, such Options shall fully vest,  or (ii) if the Participant’s outstanding Options are not continued, assumed or substituted for awards with substantially the same terms by the Company or the surviving company or corporation or its parent, such outstanding Options shall fully vest immediately prior to the Corporate Change, subject to the terms of the Plan.

10.
Withholding of Tax. Regardless of any action the Company or its Affiliates take with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and its Affiliates (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the grant of the Options, the vesting of the Options, the exercise of the Options and the subsequent sale of any Ordinary Shares acquired pursuant to the exercise of the Options and (ii) do not commit to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Participant’s liability for Tax-Related Items. The Company may refuse to deliver any Ordinary Shares due upon exercise of the Options if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described herein. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Participant hereby consents to any action reasonably taken by the Company and the Employer to meet their obligation for Tax-Related Items. If no such action is taken then the Participant shall be deemed to have authorized the Company to sell or procure the sale of a sufficient amount of the Ordinary Shares subject to his Option on his behalf to ensure that the relevant Company or its Affiliates receives the amount required to discharge the Tax-Related Items and the number of Ordinary Shares subject to his or her Option shall be reduced accordingly. All other Tax-Related Items related to the Options and any Ordinary Shares issued in connection with the exercise of Options are the Participant’s sole responsibility.

11.	Nature of Grant. In accepting the grant of the Options, the Participant acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Committee at any time, as provided in the Plan and this Agreement;

(b)
the grant of Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;

(c)
all decisions with respect to future grants of Options or other grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of awards, the number of Ordinary Shares subject to awards, and the vesting provisions applicable to the awards;

(d)
the grant of Options and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship;

(e)	the Participant is voluntarily participating in the Plan;

(f)	the Options and the Ordinary Shares that may be purchased pursuant to the Options are not intended to replace any pension rights or compensation;

(g)
the Options, the Ordinary Shares that may be purchased pursuant to the Options and the value of the same are an extraordinary item of compensation outside the scope of the Participant’s employment (and employment contract, if any) and are not part of normal or expected compensation for any purpose, including calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)	the future value of the Ordinary Shares that may be purchased pursuant to the Options is unknown, indeterminable and cannot be predicted with certainty;

(i)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from the Participant ceasing to have rights under or to be entitled to Options, whether or not as a result of the Participant’s termination of employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Options to which the Participant is otherwise not entitled, the Participant irrevocably agrees to (x) never to institute a claim against the Company, the Employer or any Affiliate and (y) waive his or her ability, if any, to bring any such claim, and releases the Company, the Employer and all Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction; by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j)
if the Participant resides or is employed outside the United States, the Participant acknowledges and agrees that the Company and any Affiliate shall not be liable for any exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the Options or of any Ordinary Shares issued in connection with the exercise of Options or the subsequent sale of any Ordinary Shares acquired upon exercise of the Options.

12.
Insider Trading and Market Abuse Laws. The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the Participant’s country of residence, which may affect the Participant’s ability to acquire or sell Ordinary Shares or rights to Ordinary Shares (e.g., the Options) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions, including the Participant’s country of residence). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult with his or her personal legal advisor on this matter.

13.
Company Policies. The Participant acknowledges and expressly agrees to all of the terms of the Company's policies in force and as may be amended or replaced from time to time which apply (as indicated by the terms of such policies) in respect of the grant of the Options and receipt of Ordinary Shares thereunder, including (without limitation) the Company’s Stock Ownership Policy, which may apply mandatory holding periods to the Ordinary Shares acquired by the Participant pursuant to the Options, and the Company’s Recoupment of Incentive Compensation Policy a/k/a Clawback Policy.

14.
Compliance with Law. The Company shall not be required to issue or deliver any Ordinary Shares pursuant to this Agreement pending compliance with all applicable securities and other laws, rules and regulations (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Ordinary Shares are listed.

15.
Country Specific Addendum. Notwithstanding any provisions of this Agreement to the contrary, the Options shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different) set forth in the addendum to this Agreement (the “Addendum”). If the Participant transfers residence or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Options and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.

16.	No Advice Regarding Grant. The Company and the Employer are not providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding the Options, the

Participant’s participation in the Plan or the Participant’s acquisition or sale of the underlying Ordinary Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

17.
Restriction on Transferability. Except to the extent expressly provided in the Plan or this Agreement, the Options may not be sold, transferred, pledged, assigned or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.

18.
Rights as a Shareholder. The Participant shall not have voting or any other rights as a shareholder of the Company with respect to the Ordinary Shares that may be purchased upon exercise of the Options until the date of issuance of such Ordinary Shares. Upon exercise the issuance of Ordinary Shares, the Participant will obtain, with respect to the Ordinary Shares received upon exercise of the Options, full voting and other rights as a shareholder of the Company.

19.
Notices. Any notice given to the Participant shall be addressed to the Participant at the address or electronic address listed in the Participant’s electronic stock plan account held with the Administrator. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or the Administrator.

20.
Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of the Participant, including the Participant’s personal representatives, and the Company and its successors and assigns.

21.
Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, except terms otherwise defined herein, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

22.
Severability. If all or any part of the Plan or this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or this Agreement not declared to be unlawful or invalid. Any provision of this Agreement (or part of such provision) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision (or part of such provision) to the fullest extent possible while remaining lawful and valid.

23.
Waiver. The waiver by the Company with respect to the Participant (or any other Participant’s) compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant of any provision of this Agreement.

24.
Language. If the Participant is resident or employed outside of the United States, the Participant acknowledges and agrees that it is his or her express intent that the Plan, this Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Options, be drawn up in English. If the Participant has received the Plan, this Agreement or any other documents related to the Options translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

25.
Electronic Signatures. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.  Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original or electronic signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original or electronic signature.

26.
Data Privacy. The Company and its Affiliates hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the grant of the Options and the participation in the Plan pursuant to applicable personal data protection laws. The collection, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s ability to participate in the Plan. As such, the Participant expressly and voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein. Special provisions operate for Participants located in Europe (see below) which do not rely on the Participant's consent as the basis for lawful processing.

The Company and its Affiliates hold certain personal information about the Participant, including (but not limited to) the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor for the purpose of managing and administering the Plan (the “Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and its Affiliates will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such information is unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
The Company and its Affiliates will transfer Data as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. The Participant hereby expressly authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares acquired pursuant to the Plan.
The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (iv) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting his or her local Human Resources manager.
Where The General Data Protection Regulation (EU) 2016/679 and local implementing data protection laws ("Data Protection Legislation") apply, the Company and its Affiliates confirm that they will comply with Data Protection Legislation when processing a Participant's data and that further information about the processing of personal data is set out in the privacy notice which has been made available by the employing company and to which the Participant has previously been directed.

27.
Controlling Law. The Options and this Agreement are governed by, and subject to, the laws of England and Wales. The English courts will have exclusive jurisdiction in respect of all disputes arising under or in connection with the Options.

(Signature page follows)

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has executed this Agreement, all as of the date first above written.

CARDTRONICS PLC

PARTICIPANT

Accepted on:

ADDENDUM
This Addendum includes additional terms and conditions that govern the Options granted to the Participant under the Plan if the Participant resides in, or is employed in, one of the countries addressed herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and the Option Award Unit Agreement (the “Agreement”) to which this Addendum is attached.
This Addendum also includes information regarding exchange control laws and certain other issues the Participant should be aware of with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2017. The laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date by the time the Participant vests in the Options or sells the Ordinary Shares received upon exercise of the Options.
In addition, the information contained in this Addendum is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the applicable laws in his or her country may apply to his or her situation.
If the Participant (i) is a citizen or resident of a country other than the one in which he or she is currently working or residing, (ii) transfers to another country after the Option grant date, (iii) changes employment status to a consultant position, or (iv) is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall apply to the Participant.
UNITED KINGDOM
Terms and Conditions
Definition of “Disability”: The definition of "Disability", instead of that provided in this Agreement, shall be determined by the Company or the Participant's Employer and in accordance with the Employer's relevant employment policies, as may be in place from time to time.
Definition of “Qualified Retirement”: The definition of "Qualified Retirement", instead of that provided in this Agreement, shall be determined by the Company or the Participant's Employer and in accordance with the Employer's relevant employment policies, as may be in place from time to time.
Tax Acknowledgment. Without limitation to Section 10 of the Agreement, the Participant hereby agrees that he is or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or (if different) the Employer or by HMRC (or any other tax authority or any other relevant authority). The Participant also hereby agrees to indemnify and keep indemnified the Company and (if different) the Employer against any Tax-Related Items that they are required to pay or withhold on the Participant’s behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

A-2

Data Protection. The Company and its Affiliates confirm that they shall comply with the General Data Protection Regulation (EU) 2016/679 and the relevant implementing legislation when processing the Participant’s personal data for the purpose of administering the Plan.  Further information about the processing of Participants’ personal data is set out in the privacy notice which is available at:

http://www.cardtronics-uk.com/contact/privacy.asp.

UNITED STATES
Notifications
Code Section 409A. For U.S. taxpayers, it is the intent that the grant of Options as set forth in the Agreement shall qualify for exemption from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and restated (the “Code”), and any ambiguities herein will be interpreted to so qualify or comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Agreement as may be necessary to ensure that all payments provided for under the Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the grant, vesting, or exercise of the Options will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the grant, vesting or exercise of the Options granted pursuant to the Agreement. The Company will have no liability to the Participant or any other party if the Options, the delivery of Ordinary Shares upon exercise of the Optionss or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant, or for any action taken by the Company with respect thereto.

*    *    *

A-3